June 24, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Putnam Short Duration Bond Fund, a series of Putnam Funds Trust (Investment Company Act file number 811-07513) (the “Fund”) and, under the date of December 13, 2019, we reported on the statement of assets and liabilities, including the fund’s portfolio as of October 31, 2019, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the related notes (collectively, the financial statements) and the financial highlights for each of the years or periods in the five-year period then ended. On April 3, 2020, based upon the request of the Putnam Funds, we resigned our appointment as independent public accountant.

We have read the statements made by the Fund which we understand will be filed with the Commission pursuant to Item 13(a)(4) of Form N-CSR dated June 24, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund’s statement that the Audit, Compliance and Distributions Committee of the Trustees of the Fund (1) approved and recommended the decision to change independent accountants; and (2) approved and recommended the decision to appoint PricewaterhouseCoopers LLP as the Fund’s independent accountant.

Very truly yours,

/s/ KPMG LLP